U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: March 20, 2000



                         ACCIDENT PREVENTION PLUS, INC.
        (Exact name of small business issuer as specified in its charter)

                                     NEVADA
              (State or other Jurisdiction as Specified in Charter



        00-26257                                          11-3461611
(Commission file number)                    (I.R.S. Employer Identification No.)




                             325 Wireless Boulevard
                            Hauppauge, New York 11788
                    (Address of Principal Executive Offices)


                                 (516) 360-0600
                           (Issuer's telephone number)

Items 1 through 4 and 6 through 8 not applicable.

Item 5. Other Events.

     During June 1999, management of Accident Prevention Plus, Inc., a Nevada corporation (the "Company") determined that there was a mistake of fact involving an Agreement and Plan of Reorganization dated October 28, 1999 between the Company and KMR Telecom, Ltd., a corporation organized under the laws of India ("KMR"). Pursuant to the Agreement and Plan of Reorganization, the Company acquired KMR as a wholly-owned subsidiary. Management subsequently discovered that the laws of India prohibited a foreign entity from holding more than a 49% equity ownership interest in a company organized under the laws of India. Therefore, the Agreement and Plan of Reorganization was in violation of the laws of India.

     On June 21, 1999, retroactively effective to October 28, 1999, the Company entered into Rescission Agreement with KMR pursuant to which it was agreed (i) the Agreement and Plan of Reorganization with KMR would be set aside; (ii) the previous shareholders of KMR would return to the Company their respective stock certificates evidencing ownership of 800,000 shares of the common stock of the Company; and (iii) KMR would cease to be a wholly-owned subsidiary of the Company with no further rights, duties or liabilities to the Company.

     On September 13, 1999, Accident Prevention Plus (UK) Limited ("APP UK") was formed as a private limited company under the laws of England and Wales. Simultaneously, the Company acquired APP UK as a wholly-owned subsidiary pursuant to a purchase of all of the issued and outstanding shares of ordinary stock of APP UK. APP UK provides services for the Company including, but not limited to, sales and marketing, administration, and technical support for the United Kingdom marketplace.


                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            ACCIDENT PREVENTION PLUS, INC.


Date: March 20, 2000                        By: /s/ Steven H. Wahrman
--------------------                        -------------------------
                                            Steven H. Wahrman, President